EXHIBIT 3.1
AMENDMENT TO
AMENDED AND RESTATED BY-LAWS OF
CBIZ, INC.
     The Amended and Restated By-Laws of CBIZ, Inc. (the “By-Laws”) are hereby amended as follows:
     1. ARTICLE 6, Section 6.1 of the By-Laws is amended and restated in its entirety to read as follows:
6.1 Certificated and Uncertificated Shares. Shares of stock of the Corporation may be represented by stock certificates or uncertificated, as provided under the General Corporation Law of the State of Delaware. Every holder of stock of the Corporation, upon written request to the transfer agent or registrar of the Corporation, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him or her in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairman of the Board, the Chief Executive Officer or the President, and the Treasurer or the Secretary, of the Corporation. Any or all of the signatures of the certificate may be a facsimile.
Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
     2. ARTICLE 6, Section 6.3 of the By-Laws is amended and restated in its entirety to read as follows:
6.3 Transfer of Stock. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation (a) in the case of shares of stock represented by a certificate, by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, or (b) in the case of uncertificated shares, on proper instructions from the holder of record of such shares or the holder’s legal representative, in either case with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.
Except as aforesaid, the By-Laws shall remain in full force and effect.
Adopted by the Board of Directors of
CBIZ, Inc. on November 1, 2007